UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event report): September 12, 2007

International Textile Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

   804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

(336) 379-6220
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

International Textile Group, Inc. (“ITG”) has entered into a marketing and service arrangement between ITG and OCM India Limited (“OCM”). OCM is a wool fabric manufacturer based in Amritsar, India. OCM was acquired in February 2007 by affiliates of W.L. Ross & Co. LLC (“WLR”). WLR is also majority owner of ITG, and employees of WLR are members of the Board of Directors of ITG. ITG has been providing nominal services to OCM since the purchase of OCM by WLR in February 2007. Under the arrangement, ITG’s business unit, Burlington WorldWide, will provide certain assistance to OCM in exchange for a service fee. The amount of the service fee is $75,000 per quarter until December 31, 2007, and the service fee increases to $150,000 per quarter effective January 1, 2008. The services to be provided by Burlington WorldWide to OCM relate to operations of OCM’s manufacturing facility and equipment in Amritsar, India; design and production of wool and wool-blend fabrics; market analysis and promotions of wool and wool-blend fabrics, and related administrative, financial and human resource functions. Burlington WorldWide will develop an export program for sale of OCM products to the U.S., European and Asian markets. In addition, Burlington WorldWide has agreed to license to OCM the brand name BURLINGTON® and certain fabric technologies of Burlington WorldWide for use on the sale of fabrics in India in exchange for royalty payments. Finally, the Board of Directors of ITG has authorized ITG to engage in discussions with OCM for future arrangements between the two companies. At this time, no additional definitive agreement has been reached on terms of such a future arrangement.

Item 9.01 - Financial Statements and Exhibits.

Exhibit 99.1 - News release dated September 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

	By:	/s/ Gary L. Smith

Name: Gary L. Smith
Title: Executive Vice President and Chief Financial Officer

Date: September 12, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	News Release dated September 12, 2007